Exhibit 99.1

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DEPARTMENT OF HEALTH & HUMAN SERVICES	Centers for Medicare & Medicaid Services

Refer to: DSO-CLIA-DH	San Francisco Regional Office 75 Hawthorne Street, Suite 408 San Francisco, CA 94105

IMPORTANT NOTICE—PLEASE READ CAREFULLY

July 17, 2002	Via facsimile to (310) 828-6634 and first class mail (Confirmation of successful transmission of facsimile constitutes proof of receipt.)
Douglas S. Harrington, M.D., Director Specialty Laboratories 2211 Michigan Avenue Santa Monica, CA 90404-3900	CLIA Number: 05D0550302 Accredited By: CAP
RE:
SANCTIONS FINAL—RESCIND REVOCATION—REQUEST FOR PLAN OF CORRECTION

Dear Dr. Harrington:

        We imposed sanctions against Specialty Laboratories by our letter dated April 12, 2002. Since then, your laboratory has provided various submissions to demonstrate that your laboratory has taken the necessary action to come into compliance with CLIA Condition-level requirements. We determined from the totality of your submissions and the results of a California state onsite monitoring visit completed on June 19, 2002 which found your laboratory to be in current compliance with state personnel licensure requirements that your laboratory successfully provided a credible allegation of compliance and acceptable evidence of correction. Consequently, a CLIA survey team consisting of representatives of CMS and our agents at the State agency conducted a CLIA follow-up survey at Specialty on July 1 and 2, 2002 to verify that compliance had, in fact, been achieved.

        Based on the findings of the CLIA follow-up survey, CMS has determined that Specialty is in compliance with all CLIA Conditions effective June 19, 2002. During the course of this survey, however, CMS found that a number of CLIA Standard-level requirements were not met. A Form HCFA-2567 dated July 2, 2002, which documents these standard-level deficiencies, is enclosed for your information and necessary action.

        Since your laboratory came into compliance with all CLIA Conditions on June 19, 2002, the sanctions imposed by our April 12, 2002 letter end effective June 19, 2002. This is to say, the cancellation of Medicare and Medicaid payments, which became effective for services performed on or after February 22, 2002, ends effective June 19, 2002.(1) The Civil Money Penalty of $3000.00 a day, which began to accrue on February 22, 2002, also ends effective June 19, 2002. In addition, we are rescinding the principal sanction of revocation of your laboratory's CLIA certificate contingent on your laboratory withdrawing its request for appeal.(2)

(1)
At this time only Medicare Part B direct payments to Specialty for tests performed during the sanction period have been cancelled.

(2)
One additional sanction, a Directed Portion of a Plan of Correction, was imposed. You complied by timely submitting a list of the names and addresses of all physicians and other clients who had used some or all of your laboratory's services from June 1, 2000 forward. Since your laboratory has taken acceptable correction action to come into compliance with all CLIA Conditions, the list will not be used for any further action on our part.

        The total Civil Money Penalty due is $351,000. This total represents the daily amount of $3,000 for the 117 days when Specialty was not in compliance with all Condition-level requirements, from February 22 through June 18, 2002.

        The Civil Money Penalty is payable by check, and is due 15 days from the date of this notice. Please note that interest accrues on the unpaid balance beginning on the due date of August 1, 2002. See 42 C.F.R. § 493.1834(h)(1) and 493.1834(i)(1)(ii). Interest is computed at the rate specified in 42 C.F.R. § 405.378(d). Currently that rate is 11.75 percent per annum. If you are unable to pay the entire amount at this time, please advise us immediately so that we may determine whether you are eligible for installment payments. If the civil money penalty is not paid in full by August 1, 2002, interest will be assessed on the outstanding principal balance for every 30-day period for which it remains unpaid.

        To assure proper crediting of your payment, please make your check for $351,000 payable to "CMS Laboratory Program" and remit to the letterhead address shown above, Attention: Karen Fuller. Please be sure to include the Civil Money Penalty case number 2002-09-LAB-017 on the face of the check.

        Our letter to you dated February 7, 2002 explained that a laboratory that is accredited by an approved accreditation organization, such as the College of American Pathologists (CAP), is deemed to meet all applicable CLIA program requirements. The letter further explained that based on the complaint surveys conducted at Specialty Laboratories by the State agency on June 25 and 26, 2001 and October 9 and 10, 2001, we had determined that the laboratory was not in compliance with all applicable CLIA Condition-level requirements and thus was no longer deemed to meet all applicable CLIA program requirements by virtue of accreditation by CAP.

        As we have found your laboratory to be currently in compliance with all CLIA Condition-level requirements, we are by this letter restoring your deemed status as meeting CLIA requirements through your accreditation by CAP. We are forwarding to CAP a copy of the HCFA-2567 documenting the standard-level deficiencies found at the July 2, 2002 CLIA follow-up survey of your laboratory. Although not mandatory, we highly recommend that you respond to CMS with a Plan of Correction to address how your laboratory will correct these standard-level deficiencies.

        Please use the column labeled "Provider's Plan of Correction" on the Form HCFA-2567 for your response and enter the date the corrections will be completed in the column labeled "Completion Date." The Form HCFA-2567 should be signed, dated and submitted to this office, Attention: Gary Yamamoto, within 15 days of the date of this letter, if possible. The document you return to us will be included in the public record of the inspection.

        Once received, we will review your Plan of Correction and advise you if it is acceptable in content and time frames. We remind you that CMS has the authority to inspect laboratories holding CLIA certificates of accreditation pursuant to 42 C.F.R. § 493.61 and 493.1771. Repeat non-compliance with standard-level deficiencies may result in a finding of Condition-level non-compliance, which would result in your laboratory once again losing its deemed status through accreditation by CAP and possible CLIA sanctions.

        As you were previously notified, in accordance with 42 C.F.R. 493.1850(a)(2), information regarding the sanctions against your CLIA certificate will appear in the Laboratory Registry for the calendar year in which the sanctions are imposed. Please also be advised that pursuant to 42 C.F.R. 493.1844(g)(1), we will notify the general public regarding the imposed sanctions by means of a notice published in a local newspaper in your area.

        If you have any questions regarding this notice, please call Gary K. Yamamoto at (415) 744-3738 or Dan Hersh of my staff at (415) 744-3731.

Sincerely,
/s/ STANLEY W. MARCISZ
Stanley W. Marcisz Acting Associate Regional Administrator Division of State Operations
Enclosure: HCFA-2567
cc:	Thomas J. Kosco, Esq. Specialty Laboratories 2211 Michigan Avenue Santa Monica, CA 90404-3900	Via facsimile to (310) 586-7235 and first class mail (Confirmation of successful transmission of facsimile constitutes proof of receipt.)
	Brad Tully, Esq. Hooper, Lundy & Bookman, Inc. 1875 Century Park East, Suite 1600 Los Angeles, CA 90067-2799	Via facsimile to (310) 551-8181 and first class mail (Confirmation of successful transmission of facsimile constitutes proof of receipt.)
CAP
California Department of Health Services, Laboratory Field Services